[Logo of CBRL Group, Inc.]                                   POST OFFICE BOX 787
                                                              LEBANON, TENNESSEE
                                                                      37088-0787
                                                              PHONE 615.443.9869
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CBRL GROUP, INC.
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                                                Contact:  Lawrence E. White
                                                          Senior Vice President/
                                                          Finance and Chief
                                                          Financial Officer
                                                          (615) 443-9869


                     CBRL GROUP, INC. REPORTS JANUARY SALES

LEBANON,  Tenn.  (February 1, 2005) -- CBRL Group, Inc. (the "Company") (NASDAQ:
CBRL) today reported comparable store sales for the five-week period ending January 28, 2005. As indicated when it established its reporting calendar for fiscal 2005 on September 9, 2004, the Company will report financial results for its second fiscal quarter on Thursday, February 17, 2005, at which time it will also provide updates on earnings guidance.

     The Company reported that comparable store restaurant sales for the five weeks ending Friday, January 28, 2005 in its Cracker Barrel Old Country Store(R) ("Cracker Barrel") units were down approximately 0.6% from the comparable period last year, with an approximately 3.9% higher average check, including approximately 2.6% higher menu pricing. Cracker Barrel comparable store retail sales in January were up approximately 6.1%. Comparable restaurant sales in the Company's Logan's Roadhouse(R) restaurants in January were up approximately 1.9%, with an approximately 4.1% higher average check, including approximately 3.3% higher menu pricing. The Company noted that restaurant sales were affected unfavorably in January by the shift in timing of the Christmas holiday from fiscal December last year to fiscal January this year. The Company estimated that comparable store restaurant sales were decreased by approximately 4% at Cracker Barrel and Logan's as a result of this shift. In addition, the Company noted that comparable store sales included a slight benefit from higher gift card redemptions than last year approximately offset by a slightly negative net effect versus last year from winter weather during the month. Comparable store retail sales were also decreased by the holiday shift, but this decrease was more than offset by stronger performance including the effects of the post-holiday markdown period compared to the prior year.

     Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 516 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 119 company-operated and 21 franchised Logan's Roadhouse restaurants in 18 states.

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